Exhibit 10.15

EMPLOYEE RETENTION AND MOTIVATION AGREEMENT
(Amended and Restated as of January 9, 2023)
This agreement (the “Agreement”) is effective as of __________ (the “Agreement Date”) by and between ___________ (the “Covered Person”) and Progress Software Corporation, a Delaware corporation (the “Company”).
R E C I T A L S
A.The Covered Person is being retained as an employee or officer of the Company in a role that is important to the continued conduct of the Company’s business and operations.
B.The Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Covered Person, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.
C.The Board believes that it is imperative to provide the Covered Person with certain benefits following a Change of Control and certain severance benefits upon the Covered Person’s termination of employment following a Change of Control.
D.In order to accomplish the foregoing objectives, the Board has directed the Company, upon execution of the Agreement by the Covered Person, to commit to the terms provided herein.
E.The Covered Party accepts the terms of the Agreement.
F.Certain capitalized terms used in this Agreement are defined in Section 4 below.
In consideration of the mutual covenants herein contained and in consideration of the continuing employment of the Covered Person by the Company, the parties agree as follows:
1.    Term of Employment. The Company and the Covered Person acknowledge that the Covered Person’s employment is at will, as defined under applicable law, except as may otherwise be provided under the terms of any written employment agreement between the Company and the Covered Person, that is signed on behalf of the Company now or hereafter in effect. If the Covered Person’s employment terminates for any reason, the Covered Person shall not be entitled to any payments, benefits, damages, awards or compensation (collectively, “recompense”) other than the maximum recompense as provided by one of the following, without a duplication of benefits: (i) this Agreement, or (ii) any written employment agreement then in effect between the Covered Person and the Company, or (iii) the Company’s existing severance guidelines and benefit plans which are in effect at the time of termination, or (iv) applicable statutory provisions. The provisions of this Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied.

    2.    Change of Control Benefits
(a)Treatment of Outstanding Options and Restricted Equity. Notwithstanding any provision to the contrary in the Company’s equity plans, effective immediately upon a Change of Control, unless the outstanding stock options and shares of restricted stock or restricted units held by the Covered Person under the Company’s equity plans on the date of the Change of Control are continued by the Company or assumed by its successor entity, all such outstanding stock options and shares of restricted stock or restricted units held by the Covered Person which were granted and remain outstanding prior to the date of the Change of Control under the Company’s equity plans shall instead become fully vested (with performance-based equity vested at the percentage as set forth in the applicable award agreement), nonforfeitable and not subject to any restrictions as of the date of the Change of Control. If such outstanding stock options and shares of restricted stock or restricted units (including performance-based equity) held by the Covered Person are continued by the Company or assumed by its successor entity, then vesting shall continue in its usual course subject to the terms of the applicable award agreement.
(b)Payment of Management Bonus. Effective immediately upon a Change of Control, the Covered Person’s annual management bonus shall be fixed at the Covered Person’s target bonus level as in effect immediately prior to the Change of Control and the Covered Person shall be paid a pro-rated portion of such bonus, as of the date of the Change of Control. Any payment to which the Covered Person is entitled pursuant to this section shall be paid in a lump sum within thirty (30) days of the Change of Control.
    3.    Severance Benefits
(a)    Termination Following a Change of Control. If the Covered Person’s employment terminates in connection with or within twelve (12) months immediately following a Change of Control, then, subject to Section 5 below, the Covered Person shall be entitled to receive severance benefits as follows:
(i)    Involuntary Termination. If the Covered Person’s employment is terminated as a result of Involuntary Termination, then, subject to the Covered Person executing a general release in favor of the Company, the Covered Person shall be entitled to receive a lump sum severance payment in an amount equal to eighteen (18) months of the Covered Person’s annual Target Compensation; and in addition, for a period of eighteen (18) months after such termination (the “COBRA Payment Period”), the Company shall be obligated to provide the Covered Person with continued participation in medical, dental, vision, and life insurance benefits that are substantially equivalent to the Covered Person’s benefits that were in effect immediately prior to the Change of Control (the “COBRA premiums”). In addition, outstanding stock options and shares of restricted stock or restricted units held by the Covered Person granted prior to the date of such termination under the Company’s equity plans which would otherwise become fully vested, nonforfeitable and not subject to any restrictions following the date of such termination shall instead become fully vested, nonforfeitable and not subject to restrictions as of the date of such termination. Any severance payments to which the Covered Person is entitled pursuant to this section shall be paid in a lump sum within sixty (60) days of the effective date of the Covered Person’s termination. For purposes of this Paragraph 3(a)(i), the term “Target Compensation” shall mean the highest amount of Target Compensation applicable to the Covered Person from the period of time immediately prior to the Change of Control through the effective date of the Covered Person’s termination. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Covered

Person on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA Payment Period.
(ii)Voluntary Resignation. If the Covered Person’s employment terminates by reason of the Covered Person’s voluntary resignation (and is not an Involuntary Termination), then the Covered Person shall not be entitled to receive any severance payments or other benefits except for such benefits (if any) as may then be established under the Company’s then existing severance guidelines and benefit plans at the time of such termination.
(iii)Disability; Death. If the Company terminates the Covered Person’s employment as a result of the Covered Person’s Disability, or such Covered Person’s employment is terminated due to the death of the Covered Person, then the Covered Person shall not be entitled to receive any severance payments or other benefits except for those (if any) as may then be established under the Company’s then existing severance guidelines, benefit plans, and applicable equity grant award at the time of such Disability or death.
(iv)Termination for Cause. If the Company terminates the Covered Person’ employment for Cause, then the Covered Person shall not be entitled to receive any severance payments or other benefits following the date of such termination, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans existing on the date of such termination, other than as required by law.

(b)Termination Other than Following a Change of Control. If the Covered Person’s employment is terminated for any reason either prior to the occurrence of a Change of Control or more than twelve (12) months following a Change of Control, then the Covered Person shall be entitled to receive severance and any other benefits only as provide under any written agreement with the Company or its successor or as may then be established under the Company’s or successor’s existing severance guidelines and benefit plans at the time of such termination.

4.    Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)    “Change of Control” shall mean the occurrence of any of the following events:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, whether by tender offer, or otherwise; or
(ii)A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Agreement Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company as of the Agreement Date, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)The consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately prior thereto representing less than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.
(iv)The liquidation of the Company; or the sale or disposition by the Company of all or substantially all of the Company’s assets.
(b)    “Involuntary Termination” shall mean (i) without the Covered Person’s express written consent, the assignment to the Covered Person of any duties or the significant reduction of the Covered Person’s duties, either of which is materially inconsistent with the Covered Person’s position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Covered Person from such position and responsibilities, which is not effected for Disability or for Cause; (ii) a material reduction by the Company in the base compensation of the Covered Person as in effect immediately prior to such reduction; (iv) the relocation of the Covered Person to a facility or a location more than fifty (50) miles from the Covered Person’s then present location, without the Covered Person’s express written consent; (v) any purported termination of the Covered Person by the Company which is not effected for death, Disability or for Cause; or (vi) the Company materially breaches this Agreement. An Involuntary Termination shall be effective subject to the notice provisions set forth in Section 7(b).
(c)    “Cause” shall mean, as determined by the Board, (i) any act of dishonesty taken by the Covered Person in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Covered Person (including but not limited to any acts of fraud, serious dereliction of fiduciary obligation, and embezzlement or misappropriation of funds, regardless of whether the embezzlement or misappropriation involves funds or assets of the Company or a third party), (ii) the conviction of a felony, , plea of guilty or nolo contendere, to a felony charge or any criminal act involving moral turpitude, or participation in criminal activity which, if prosecuted, would qualify as a felony or crime involving moral turpitude, (iii) a willful act by the Covered Person which constitutes gross misconduct and which is injurious to the Company or reasonably likely to result in harm to the Company or to bring the Company into disrepute, (iv) an unauthorized disclosure of confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party, (v) reporting to work or a work-related function under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of Grantee’s duties to the Company, (vi) a material violation of any Company rule, regulation or policy,, and (vii) a refusal to substantially perform the Covered Person’s duties to the Company.
(d)“Disability” shall mean that the Covered Person has been unable to perform his or her duties as an employee of the Company as the result of incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Covered Person or the Covered Person’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Covered Person’s employment.
(e)“Target Compensation” shall mean the total of all fixed base salary and variable bonus cash compensation due a Covered Person based upon one hundred percent (100%) attainment of performance levels.
5.    Section 280G.
(a)    In General. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Covered Person (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Covered Person’s severance benefits under Section 3(a)(i) shall be either:
(i)    delivered in full, or
(ii)    delivered as to such lesser extent which would result in no portion of such severance benefits subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Covered Person on an after tax basis, of the greatest amount of severance payments and benefits, notwithstanding that all or some portion of such severance payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and the Covered Person otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”) in good faith consultation with the Covered Person. In the event of a reduction in benefits hereunder, such benefits shall be reduced in the following order: (a) cash payments not subject to Section 409A of the Code; (b) cash payments subject to Section 409A of the Code; (c) equity compensation; and (d) non-cash forms of benefits. To the extent any payment is to be made over time, then the payment shall be reduced in reverse chronological order. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning the application taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Covered Person shall furnish to the Accountants such information and documents as the Accountants may reasonable request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

(b)Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Covered Person pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Covered Person pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the reduced amount as set forth in Section 5. In the event that the Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Covered Person which the Accountants believes has a high probability of success determines that an Overpayment has been made, Covered Person shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Covered Person to the Company if and to the extent such payment would not either reduce the amount on which Covered Person is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accountants, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of Covered Person together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
6.Successors

(a)    Company’s Successors Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) which becomes bound by the terms of this Agreement by operation of law.
(b)    Covered Person’s Successors The terms of this Agreement and all rights of the Covered Person’s hereunder shall inure to the benefit of, and be enforceable by, the Covered Person’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
7.    Notice
(a)General Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Covered Person, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
(b)Notice by Covered Person of Involuntary Termination by the Company In the event the Covered Person determines that an Involuntary Termination has occurred in connection with or at any time within 12 months immediately following a Change of Control, the Covered Person shall give written notice that such Involuntary Termination has occurred as set forth in this Section 7(b). Such notice shall be delivered by the Covered Person to the Company in accordance with Section 7(a) of this Agreement within ninety (90) days following the date on which such Involuntary Termination has occurred (or, if such Involuntary Termination occurred as a result of more than one event set forth in Section 4(b), within ninety (90) days following the earliest of such events), shall indicate the specific provision or provisions in this Agreement upon which the Covered Person relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Covered Person to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the

Covered Person hereunder or preclude the Covered Person from asserting such fact or circumstance in enforcing his or her rights hereunder. The Company will have thirty (30) days following such notice to cure the conduct alleged to constitute an Involuntary Termination and the Covered Person must resign within thirty (30) days of the expiration of the Company’s cure period.

8.Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Covered Person on account of non-compliance with Section 409A.

Notwithstanding anything in this Agreement to the contrary, if at the time of the Covered Person’s separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Covered Person is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Covered Person becomes entitled to under this Agreement is considered deferred compensation subject to Section 409A of the Code, then such deferred compensation shall be payable (without interest) the earlier of (A) six months after the Covered Person’s date of termination, (B) the Covered Person’s death. The parties agree that this Agreement may be amended, as reasonably requested by either party and as may be necessary to comply fully with or be exempt from Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

9.    Miscellaneous Provisions
(a)Clawback The Covered Person’s rights with respect to this Agreement shall in all events be subject to (a) all rights that the Company may have under any Company written clawback or recoupment policy or other written agreement or arrangement with the Participant and (b) all rights and obligations that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform, and Consumer Protection Act of 2010 and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission in effect on the Grant Date or thereafter.
(b)No Duty to Mitigate The Covered Person shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Covered Person may receive from any other source.
(c)Waiver No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed in writing and signed by the Covered Person and by an authorized officer of the Company (other than the Covered Person). No waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision of the same condition or provision at another time.
(d)Entire Agreement Except as herein contained, this Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, which shall no longer have any force of effect. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement between the parties in writing.
(e)Choice of Law The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.
(f)Severability The invalidity or enforceability of any provisions or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)Arbitration Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In the event the Covered Person prevails in an action or proceeding brought to enforce the terms of this Agreement or to enforce and collect on any non-de minimis judgment entered pursuant to this Agreement, the Covered Person shall be entitled to recover all costs and reasonable attorney’s fees.
(h)No Assignment of Benefits The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (g) shall be void.
(i)Employment Taxes Subject to Section 5, all payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(j)Assignment by Company The Company may assign its rights under this Agreement to an affiliate and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of the assignment. In the case of any such assignment, the term “Company” when used in a section of the Agreement shall mean the corporation that actually employs the Covered Person.

(k)Counterparts This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first above written.
Progress Software Corporation

By:________________________________________ By:______________________________________